Exhibit 16.1

February 17, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the disclosures required by Item 4(d) of Form F-l included in the registration statement on Form F-1 of AdChina Ltd. dated February 17, 2012 and are in agreement with the statements contained in paragraphs 1, 2, and 3 in the section “Change in Accountants” included therein. We have no basis to agree or disagree with other statements of AdChina Ltd. contained therein.

Yours truly,

/s/ DELOITTE TOUCHE TOHMATSU CPA LIMITED

DELOITTE TOUCHE TOHMATSU CPA LIMITED